Exhibit 99.1

Press Release

August 7, 2007	Contact Information:
For Immediate Release	George C. Moore Executive Vice President and Chief Financial Officer 414.643.3000

Rexnord LLC Reports First Quarter Results for Fiscal 2008

Call scheduled for Wednesday, August 8, 2007 at 10:00 a.m. Eastern Time

MILWAUKEE, WI – August 7, 2007

Rexnord LLC, a leading diversified, multi-platform industrial company comprised of two key platforms of power transmission and water management products, today reported summary results for the first quarter ended June 30, 2007. A summary of the approximate impact to sales and operating income as a result of the Canal Street accident, is included in the table below.

First Quarter Highlights:

•	First quarter sales were $448.2 million, an increase of $159.8 million or 55.4% over the prior year first quarter;

•	Power Transmission (“PT”) first quarter sales were $309.8 million, an increase of $21.4 million or 7.4% over the prior year first quarter

•	Water Management (“WM”) first quarter sales were $138.4 million

•	First quarter income from operations was $59.1 million, or 13.2% of sales, compared to $18.3 million, or 6.3% of sales, in the prior year first quarter

•	First quarter Adjusted EBITDA grew 67.3% to $87.0 million, or 19.4% of sales; Adjusted EBITDA margins expanded 140 basis points compared to the prior year first quarter;

•	PT first quarter Adjusted EBITDA was $56.4 million, or 18.2% of sales, an increase of $4.4 million or 8.5% over the prior year quarter

•	WM first quarter Adjusted EBITDA was $30.6 million, or 22.1% of sales

•

Total debt was reduced by $20.3 million during the first quarter, debt to EBITDA (pro forma for the Zurn transaction) was 6.0x at the end of the first quarter, compared to 6.2x at the end of March 2007 and 6.8x as of the date of the Apollo acquisition on July 21, 2006

Bob Hitt, Rexnord’s Chief Executive Officer, said, “We’re off to a solid start in fiscal 2008 as sales, operating income and Adjusted EBITDA all grew significantly compared to the prior year first quarter. Our core first quarter sales growth (year-over-year sales in both existing and acquired businesses) was 9.2% as Power Transmission grew 7.4% and Water Management grew 13.1% compared to the prior year quarter on a pro-forma basis. Additionally, throughout the first quarter we’ve continued to make excellent progress on both the Canal Street recovery and the integration of Zurn. We expect the Canal Street recovery to be complete by the end of the second fiscal quarter and the integration of Zurn is essentially done.”

Rexnord reported first quarter Adjusted EBITDA of $87.0 million compared to $52.0 million in the first quarter of fiscal 2007, an increase of 67.3%. Adjusted EBITDA in the first quarter of fiscal 2008 includes the adverse impact of $2.9 million of severance costs related to an organizational re-alignment within the PT segment and the benefit of $2.5 million of recoveries under business interruption policies associated with the Canal Street accident through March 31, 2007.

Hitt added, “On balance, our end markets in both Power Transmission and Water Management have held up well throughout the first quarter. Within Power Transmission, our overall customer and market diversification as well as our leadership positions in the growing end-markets of mining, energy, aggregates and aerospace allowed us to post solid growth in the quarter, and end our first quarter with a backlog of approximately $430 million, an increase of 7% from March 2007 and 23% compared to a year ago. In the Water Management platform, we continue to see strength in our primary end-markets of commercial construction as well as civil/municipal waterworks. We’re also extremely pleased with the progress we’re making on developing and introducing new products, such as our ECO Vantage product-line, a product which offers substantial cost benefits to owners as well as a positive impact to the environment through reduced water consumption.”

In the first quarter of fiscal 2008 the Company reduced its debt by $20.3 million. The leverage ratio at the end of June 2007 was 6.0x, which compares to 6.8x at the time of the Apollo acquisition on July 21, 2006 and 6.2x at March 2007.

Hitt concluded, “As we look forward to the second quarter and remainder of fiscal year 2008, we will continue to focus on the needs of our customers while continuing to reduce our leverage by focusing on driving growth, expanding margins and generating cash to reduce our debt.”

Canal Street Accident Business Interruption Impact Estimate Summary	Fiscal 2007	Quarter Ended June 30, 2007	Accident to Date:

Sales	($39.0 - $48.0) million	($2.0 - $3.0) million	($41.0 - $51.0) million

Operating Income	($16.0 - $22.0) million	~ ($1.0) million	($17.0 - $23.0) million

Recoveries to date under insurance policies related to Business Interruption	$10.0 million	$2.5 million	$12.5 million

First Quarter – 55.4% sales growth; Adjusted EBITDA margins expand 140 basis points

Sales in the first quarter of fiscal 2008 were $448.2 million, an increase of $159.8 million or 55.4%, from the prior year first quarter. PT sales in the first quarter of fiscal 2008 were $309.8 million, an increase of $21.4 million or 7.4%, from the prior year first quarter. The balance of the sales increase was a result of the inclusion of the recently acquired WM platform, which accounted for $138.4 million of the year-over-year growth. The PT growth was driven by strength in our power transmission products end markets of natural resource extraction, metals processing, infrastructure expansion (mining, cement, aggregates and aerospace) offset by the slight adverse impact of the Canal Street accident. Foreign currency fluctuations also favorably impacted sales by approximately $5.8 million during the quarter as the Euro and Canadian dollar strengthened against the U.S. dollar compared to the prior year. The Canal Street accident reduced production and shipments from the Canal Street facility, creating a business interruption that we estimate adversely impacted sales in the first quarter by approximately $2.0 to $3.0 million.

Adjusted EBITDA in the first quarter was $87.0 million, an increase of 67.3% or $35.0 million over the first quarter of fiscal 2007. Adjusted EBITDA margins increased 140 basis points to 19.4% compared to the first quarter of fiscal 2007. PT Adjusted EBITDA in the first quarter was $56.4 million, an increase of 8.5% or $4.4 million over the first quarter of fiscal 2007. WM Adjusted EBITDA in the first quarter was $30.6 million.

While difficult to determine, the Company estimates that Adjusted EBITDA was adversely impacted by approximately $1.0 million in the first fiscal quarter as a result of the Canal Street accident and resulting business interruption. During the first quarter, we recorded $2.5 million of recoveries under the Company’s business interruption insurance policy.

Gross profit margins in the first quarter of fiscal 2008 expanded 60 basis points to 31.7% of net sales, to $142.0 million. Net inventory purchase accounting adjustments and LIFO unfavorably impacted first quarter gross profit margins by a combined 100 basis points, whereas the prior year quarter’s gross profit margins were unfavorably impacted by LIFO expense of 30 basis points. First quarter of fiscal 2008 gross profit margins were also negatively impacted by 50 basis points due to $2.3 million of severance costs related to an organizational re-alignment within the PT segment.

SG&A expense in the first quarter of fiscal 2008 declined 20 basis points to 17.4% of net sales and includes $0.6 million of severance costs related to an organizational re-alignment within the PT segment.

Debt reduced by $20.3M; Leverage declines to 6.0x at June 30, 2007

At the end of the first quarter, the Company had total debt of $2,026.6 million, a reduction of $20.3 million from the end of fiscal year 2007. The Company also had cash on hand of $60.8 million as of June 30, 2007. The Company’s leverage ratio (Debt to EBITDA as defined in the Company’s credit agreement) as of March 31, 2007 was 6.0x, compared to 6.2x at the end of March 2007 and 6.8x as of the date of the Apollo acquisition on July 21, 2006.

Canal Street Facility Accident Update

Through June 30, 2007, the Company has received cash advances from its insurance carriers totaling $47 million, including $10 million in the first quarter of fiscal 2008. Of the total amount received, $12.5 million has been allocated to business interruption for the losses incurred through March 31, 2007. The Company has not experienced, and does not expect to experience, any material adverse impact to liquidity, cash or its leverage profile as a result of the accident. Production and shipments out of the Canal Street facility continue to increase and the Company expects to be back to pre-accident level production by the end of the second quarter of fiscal 2008.

EBITDA and Adjusted EBITDA

Rexnord considers EBITDA and Adjusted EBITDA as indicators of operating performance.

EBITDA represents earnings before interest, taxes, depreciation and amortization. EBITDA is presented because it is an important supplemental measure of performance and it is frequently used by analysts, investors and other interested parties in the evaluation of companies in our industry. EBITDA is also presented and compared by analysts and investors in evaluating the performance of issuers of “high yield” securities because it is a common measure of the ability to meet debt service obligations. Other companies in our industry may calculate EBITDA differently. EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of operating performance or any other measures of performance derived in accordance with generally accepted accounting principles. Because EBITDA is calculated before recurring cash charges, including interest expense and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a measure of discretionary cash available to invest in the growth of the business. See the Consolidated Statements of Cash Flows included in the attached financial statements.

Adjusted EBITDA represents EBITDA plus the additional adjustments noted in the table below. Adjusted EBITDA is presented because it better represents ongoing business performance than EBITDA, since the adjustments reflect earnings and expenses considered as non-representative of ongoing business for the reasons specified below. Adjusted EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of operating performance or any other measures of performance derived in accordance with generally accepted accounting principles. See the Consolidated Statements of Cash Flows included in the attached financial statements.

About Rexnord

Headquartered in Milwaukee, Wisconsin, Rexnord is a leading, diversified multi-platform industrial company comprised of two key platforms: Power Transmission and Water Management with approximately 7,100 employees worldwide. Rexnord power transmission products include gears, couplings, industrial bearings, flattop, aerospace bearings and seal, industrial chain, and special components. Our water management products are sold primarily under the Zurn and Wilkins brand names and our products include specification drainage, water control, PEX and commercial brass. Additional information about the Company can be found at www.rexnord.com and www.zurn.com.

Conference Call Details

Rexnord will hold a conference call on August 8, 2007 at 10:00 a.m. Eastern Time to discuss its fiscal year 2008 first quarter results, provide a general business update and respond to investor questions. Rexnord CEO Robert Hitt and CFO George Moore will co-host the call. The conference call can be accessed via telephone as follows:

Domestic toll-free #: (877) 704-5379

International toll #: (913) 312-1293

Access Code: 4052350

If you are unable to participate during the live teleconference, a replay of the conference call will be available until midnight, August 15, 2007. To access the replay, please dial (888) 203-1112 (domestic) or (719) 457-0820 (international) with access code 4052350.

Information in this release may involve guidance, expectations, beliefs, plans, intentions or strategies regarding the future. These forward-looking statements involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to Rexnord LLC as of the date of the release, and Rexnord LLC assumes no obligation to update any such forward-looking statements. The statements in this release are not guarantees of future performance and actual results could differ materially from current expectations. Numerous factors could cause or contribute to such differences. Please refer to the Company’s reports filed from time to time with the Securities and Exchange Commission for a further discussion of the factors and risks associated with the business.

RBS Global, Inc. and Subsidiaries

Consolidated Statements of Operations

(in millions)

	First Quarter Ended
		Predecessor
	June 30, 2007	July 2, 2006
	(Unaudited)	(Unaudited)
Net sales	$448.2	$288.4
Cost of sales	306.2	198.7

Gross profit	142.0	89.7
Selling, general and administrative expenses	78.1	50.8
Gain on Canal Street facility accident, net	(8.1)	—
Transaction-related costs	—	16.6
Amortization of intangible assets	12.9	4.0

Income from operations	59.1	18.3
Non-operating expense:
Interest expense, net	(49.0)	(17.1)
Other expense, net	(2.9)	(0.7)

Income before income taxes	7.2	0.5
Provision for income taxes	4.8	3.3

Net income (loss)	$2.4	$(2.8)

RBS Global, Inc. and Subsidiaries

Consolidated Balance Sheets

(in millions)

	June 30, 2007	March 31, 2007
Assets	(Unaudited)
Current assets:
Cash	$60.8	$56.1
Receivables, net	268.3	254.4
Inventories, net	376.6	384.3
Other current assets	31.2	26.3

Total current assets	736.9	721.1

Property, plant and equipment, net	431.9	437.1
Intangible assets, net	961.8	987.7
Goodwill	1,294.0	1,294.2
Insurance for asbestos claims	136.0	136.0
Pension assets	117.6	114.6
Other assets	83.0	82.5

Total assets	$3,761.2	$3,773.2

Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt	$2.7	$2.2
Trade payables	131.1	154.4
Income taxes payable	6.7	3.5
Deferred income taxes	19.3	16.9
Compensation and benefits	48.0	52.9
Current portion of pension obligations	6.5	9.4
Current portion of postretirement benefit obligations	5.0	4.9
Interest payable	61.8	30.5
Other current liabilities	82.2	74.8

Total current liabilities	363.3	349.5

Long-term debt	2,023.9	2,044.7
Pension obligations	70.3	68.8
Postretirement benefit obligations	52.3	52.3
Deferred income taxes	364.0	381.3
Reserve for asbestos claims	136.0	136.0
Other liabilities	44.0	41.0

Total liabilities	3,053.8	3,073.6
Stockholders’ equity:
Common stock, $0.01 par value; 100,000 shares were authorized and 1,000 shares were issued and outstanding at June 30, 2007 and March 31, 2007	0.1	0.1
Additional paid in capital	695.1	693.3
Retained earnings	5.3	2.9
Accumulated other comprehensive income	6.9	3.3

Total stockholders’ equity	707.4	699.6

Total liabilities and stockholders’ equity	$3,761.2	$3,773.2

RBS Global, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in millions)

	First Quarter Ended
		Predecessor
	June 30, 2007	July 2, 2006
Operating activities	(Unaudited)	(Unaudited)
Net income (loss)	$2.4	$(2.8)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation	14.1	12.1
Amortization of intangible assets	12.9	4.0
Amortization of deferred financing costs	2.5	0.9
Loss (gain) on dispositions of property, plant and equipment	0.1	(1.4)
Equity in earnings of unconsolidated affiliates	(0.2)	—
Other non-cash charges	1.5	—
Stock-based compensation expense	1.8	—
Changes in operating assets and liabilities:
Receivables	(12.4)	5.4
Inventories	9.1	(11.2)
Other assets	(6.0)	(1.2)
Accounts payable	(23.9)	(9.7)
Accruals and other	31.8	7.6

Cash provided by operating activities	33.7	3.7

Investing activities
Expenditures for property, plant and equipment	(8.3)	(8.8)
Proceeds from dispositions of property, plant and equipment	—	1.6

Cash used for investing activities	(8.3)	(7.2)

Financing activities
Repayments of long-term debt	(20.3)	(8.5)
Payment of financing fees	(0.3)	(0.2)

Cash used for financing activities	(20.6)	(8.7)
Effect of exchange rate changes on cash	(0.1)	0.4

Increase (decrease) in cash	4.7	(11.8)
Cash at beginning of period	56.1	22.5

Cash at end of period	$60.8	$10.7

RBS Global, Inc. and Subsidiaries

Reconciliation of EBITDA and Adjusted EBITDA

(in millions)

(Unaudited)

		Predecessor
(dollars in millions)	Quarter Ended June 30, 2007	Quarter Ended July 2, 2006
Net income (loss)	$2.4	$(2.8)
Interest expense, net	49.0	17.1
Provision for income taxes	4.8	3.3
Depreciation and amortization	27.0	16.1

EBITDA	83.2	33.7

Adjustments to EBITDA:
Gain on Canal Street facility accident, net	(8.1)	—
Business Interruption insurance recoveries	2.5	—
Transaction costs	—	16.6
Stock option expense, net	1.8	—
Impact of inventory fair value adjustment	19.0	—
LIFO income	(14.3)	1.0
Other expense, net	2.9	0.7

Subtotal of adjustment to EBITDA	3.8	18.3

Adjusted EBITDA	$87.0	$52.0

Notes to Reconciliation of EBITDA and Adjusted EBITDA

(1)	Adjustments to EBITDA

We define Adjusted EBITDA as net income plus interest, income taxes, depreciation and amortization, plus adjustments for restructuring, stock based compensation expense, other expense, LIFO (income) expense and nonrecurring items. For the quarter ended June 30, 2007, the gain on Canal Street accident consists of the allocation of $10.0 million of the $47 million of insurance proceeds received to date. The $10.0 million is allocated between $2.5 million of recoveries under our business interruption policy and $7.5 million under our property and casualty insurance policies, offset by $1.9 million of incremental expenses and impairments, net. Other expense, net for the quarter ended March 31, 2007, consists of management fee expense of $0.8 million, losses on the sale of fixed assets of $0.1 million, foreign currency transaction losses of $2.5 million, earnings in unconsolidated affiliates of $0.2 million and other miscellaneous income of $0.3 million. For the quarter ended July 2, 2006, other expense, net consists of management fee expense of $0.5 million, gain on the sale of fixed assets of $1.4 million, foreign currency transaction losses of $1.5 million and other miscellaneous expenses of $0.1 million.

RBS Global, Inc. and Subsidiaries

Net Sales and Adjusted EBITDA by Segment

(in millions)

	Quarter Ended June 30, 2007
	Power Transmission	Water Management	Consolidated
Net sales	$309.8	$138.4	$448.2
Adjusted EBITDA	56.4	30.6	87.0